Exhibit 11.1

                        NEWMIL BANCORP, INC.
              COMPUTATION OF NET INCOME PER COMMON SHARE
               (in thousands except per share amounts)

                                       Three month period ended
                                               March 31,
                                         2002            2001
                                         ----            ----
Net income
Net income - basic and diluted           $1,717          $1,345
                                         ======          ======
Weighted Average Common and Common
Equivalent Stock
Weighted average common stock
 outstanding - basic                      4,382           4,553
Assumed conversion as of the
 beginning of each period or upon
 issuance during a period of stock
 options outstanding at the end
 of each period                             494             410
Assumed purchase of treasury stock
 during each period with proceeds
 from conversion of stock options
 outstanding at the end of each
 period                                    (279)           (256)
                                          -----           -----
Weighted average common and common
 equivalent stock outstanding
 - diluted                                4,597           4,707
                                          =====           =====
Earnings Per Common and Common
Equivalent Share

Basic                                     $0.39           $0.30
                                          =====           =====
Diluted                                   $0.37           $0.29
                                          =====           =====